Exhibit  10.1

FARO TECHNOLOGIES, INC.
SEVERANCE AGREEMENT

ARTICLE I
EFFECTIVE DATE

          This Severance Agreement (the “Agreement”) is made and entered into effective as of the 24th day of July, 2006 (the “Effective Date”) by and between FARO Technologies, Inc. (the “Company”) and BARBARA SMITH (hereinafter referred to as “Executive”).  Executive has tendered her resignation, and the Company and Executive hereby desire to enter into this Agreement setting forth the terms of Executive’s severance in order to ensure an efficient and orderly transition in the Company’s management team.

ARTICLE II
TERMINATION OF EMPLOYMENT AND SEVERANCE TERMS

          Section 2.1          Employment.  Subject to the terms and conditions of this Agreement, the Executive and the Company agree that Executive shall continue to be employed by the Company from the Effective Date through August 4, 2006, which shall be the date of Executive’s termination of employment (the “Termination Date”).  The Company shall pay to Executive her earned but unpaid compensation accrued through the Termination Date pursuant to normal payroll procedures of the Company.

          Section 2.2          Options.  All vested options to purchase the Company’s common stock held by Executive shall expire thirty (30) days after the Termination Date.  All unvested options to purchase the Company’s common stock held by Executive shall expire on the Termination Date.

          Section 2.3          Severance Payments.  Subject to Article IV hereof, upon the termination of Executive’s employment, the Company shall pay Executive continued salary through February 4, 2007, at a rate equal to Executive’s base salary in effect at the Termination Date, payable pursuant to normal payroll procedures of the Company.

          Section 2.4          Consulting Availability.  In consideration of this Agreement and the severance payments granted herein, Executive agrees to provide transition assistance to the Company and to Executive’s successor during business hours by telephone as may be reasonably requested.

          Section 2.5          Reimbursement.  The Company shall reimburse Executive for all reasonable expenses incurred by her during her employment and in the course of performing the duties assigned to her that are consistent with Company’s policies in effect from time to time with respect to such expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

          Section 2.6          Indemnification.  Company hereby expressly agrees that all rights to indemnification and all limitations on liability existing in favor of Executive as provided in Company’s Restated Certificate of Incorporation, By-laws, or similar governing instrument, in effect as of the date of this Agreement, or otherwise existing under applicable state or federal law, shall survive Executive’s resignation and shall continue in full force and effect, and shall be honored by such entities or their respective successors as if they were the indemnifying party thereunder, without any amendment thereto. Nothing in this Agreement in any way restricts or limits Executive’s indemnification rights.

          Section 2.7          FCPA Investigation. Should a conflict arise in the current legal representation provided by the Company in the pending FCPA investigation, Company agrees, subject to Section 4.3, to pay directly to counsel of Executive’s choice all reasonable legal fees and costs for Executive’s separate representation for the remainder of the investigation and any resulting actions, if any.

ARTICLE III
NONQUALIFIED DEFERRED COMPENSATION PROVISION

          Section 3.1          General.  It is intended that the payments provided pursuant to or in connection with this Agreement shall qualify for the “short-term deferral” rule exempting such payments from being considered nonqualified deferred compensation under Section 409A of the Code.

ARTICLE IV
COOPERATION

          Section 4.1          General. The Company is currently defending or involved in, and may in the future become involved or be required to defend additional, various claims, including civil actions, disputes with third parties, civil and criminal investigations, inquiries by federal and state law enforcement officials, inquiries by regulatory or self-regulatory organizations, about which Executive may have personal knowledge (collectively, “Claims”).  It is possible that such Claims will concern matters relating to Executive’s employment, or her areas of responsibility at the Company.  It is also possible that she may be named as a defendant in connection with Claims.

          Section 4.2          Continued Cooperation. Executive has cooperated with the Company in the past regarding the Claims, and in the future, Executive shall:

                       (a)            continue to cooperate fully with the Company and with federal and state law enforcement or regulatory agencies and self-regulatory organizations with respect to the Claims, whether or not Executive is named as a party therein; provided, however, that the Company shall (to the extent it can reasonably do so) (A) provide Executive reasonable notice relating to meetings and document requests and (B) schedule such meetings and document productions at a place which is mutually convenient; and

                       (b)            provide the Company with copies of all documents in her possession or control relating to the Claims (to the extent Executive has not already provided such documents to the Company).

          Section 4.3          Advancement/Reimbursement of Legal Fees.  In furtherance of and consistent with the Company’s Restated Certificate of Incorporation and By-laws (each as amended as of the date hereof), the Company hereby confirms and agrees that it shall promptly pay directly to Executive’s chosen counsel all reasonable legal fees and costs incurred after the Termination Date for the defense of the pending actions and investigations as well as any Company-related actions or investigations that may arise after the Termination Date, provided that the Company shall only make such payments upon receipt of an undertaking by or on behalf of the Executive to repay such amounts if she is ultimately found not to be entitled to indemnification by the Company pursuant to applicable law.  The Company agrees that the Executive is permitted to retain separate legal counsel for purposes of defending the pending civil actions and investigations as well as any such actions or investigations which are Company-related and occur after the Termination Date.  The Company further agrees to reimburse the Executive for all previously incurred reasonable legal fees (including such legal fees for counsel retained by Executive to assist and advise regarding her cooperative efforts if cooperation is requested by the Company in connection with Claims) and reasonable expenses incidental to such cooperation.  The Company and Executive agree that Executive will not be compensated for the time that she spends at meetings, in travel to meetings, or in connection with the production of documents, or in connection with any other activities or tasks comprising a form of cooperation; provided, however, that in the event Executive is subpoenaed to give testimony by the Company, either at trial or deposition, she shall be paid such witness fees and travel expenses by the Company as are permitted under applicable law.

          Section 4.4          Notification Requirements.  As part of her duty of cooperation, Executive agrees to give the Company prompt notice if she is served with process as a defendant in a civil action relating in any way to her Company employment.  Similarly, the Company agrees to give Executive prompt notice if it is served with process as a defendant in a civil action where Executive is also named as a defendant.

          Section 4.5          Further Assistance.  Executive also agrees to cooperate with the Company in the event her assistance would be helpful with regard to litigation or disputes where the Company is asserting a claim itself against third parties. Executive will provide similar assistance with regard to such proceedings as she will offer in regard to Claims.  Generally, Executive and the Company agree to cooperate with each other, in good faith, with regard to legal proceedings involving Executive brought by or against private parties.

ARTICLE V
MISCELLANEOUS

          Section 5.1          Notices.  Notices given pursuant to this Agreement shall be in writing and shall be deemed given when personally delivered or sent by telecopy transmission or three (3) days after being sent by United States mail, postage prepaid to the parties at their respective address set forth below:

To the Company:

FARO Technologies, Inc.
Attention: Chief Financial Officer
125 Technology Park
Lake Mary, FL 32746

To the Executive:

Barbara Smith
c/o Katherine C. Lake
Fowler White Boggs Banker
501 E. Kennedy Blvd., Ste 1700
Tampa, FL 33602

          Section 5.2          Severability.  The provisions of this Agreement shall be regarded as divisible, and if any of such provisions or any part are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of such provisions or parts and the applicability thereof shall not be affected thereby.

          Section 5.3          Withholding.  The Company shall be entitled to withhold from amounts to be paid to the Executive any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold.  The Company shall be entitled to rely on an opinion of nationally recognized tax counsel if any question as to the amount or requirement of any such withholding shall arise.

          Section 5.4          Entire Agreement.  This Agreement embodies the entire Agreement and understanding between the Company and Executive relating to the subject matter hereof.

          Section 5.5          Survival.  Unless expressly indicated to the contrary, each promise, commitment or provision of this Agreement shall remain in force after the termination of Executive’s employment with the Company.

          Section 5.6          Governing Law; Resolution of Disputes.  The laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions, govern the validity, enforcement, construction, and interpretation of this Agreement.  In the event that there is any litigation under this Agreement, Executive and the Company (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Orange County, Florida, (b) stipulate that the proper, convenient, and exclusive venue for any legal proceeding arising out of this Agreement is Orange County, Florida, for a state court proceeding, or the Middle District of Florida, Orlando Division, for a federal court proceeding, and (c) waive any defense, whether asserted by motion or pleading, that Orange County, Florida, or the Middle District of Florida, Orlando Division, is an improper or inconvenient venue.

          Section 5.7          No Waiver.  No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person against whom it is sought to be enforced.  The failure by either party to insist upon strict performance of any provision will not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same provision at any other time, or any other provision of this Agreement.

          Section 5.8          Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Executive, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company.

          Section 5.9          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          Section 5.10          Headings.  The headings contained are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement

          Section 5.11          Costs.  In any action between Executive and the Company arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all reasonable attorneys’ fees and costs of action incurred by the prevailing party in enforcing, defending, or prosecuting rights under this Agreement.

          Section 5.12          Further Assurances.  Each party hereto shall cooperate and shall take such further action and shall execute and deliver such further documents as may be reasonably necessary in order to carry out the provisions and purposes of this Agreement.

          Section 5.13          No Strict Construction.  The parties have jointly participated in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

          EXECUTIVE ACKNOWLEDGES THAT SHE HAS CAREFULLY READ THIS AGREEMENT, WAS AFFORDED SUFFICIENT OPPORTUNITY TO CONSULT WITH LEGAL COUNSEL OF HER CHOICE, AND TO ASK QUESTIONS AND RECEIVE SATISFACTORY ANSWERS REGARDING THIS AGREEMENT, UNDERSTANDS HER RIGHTS AND OBLIGATIONS UNDER IT, AND SIGNED IT OF HER OWN FREE WILL AND VOLITION.

          IN WITNESS WHEREOF, the Executive and Company have executed this Agreement as of the date first written above.

COMPANY:

FARO TECHNOLOGIES, INC.

/s/ Jay Freeland

Name:	Jay Freeland
Title:	Co-Chief Executive Officer

EXECUTIVE:

/s/ Barbara Smith

Name:	BARBARA SMITH
Address: